Exhibit 99.2

July 28, 2010

TO:          All Outlook Users – DL

FROM:  Susan Nowakowski

RE:          AMN to Acquire Medfinders

AMN Announces Plan to Acquire Medfinders

Dear Team Members,

We have exciting news! This afternoon, we announced that AMN has signed a definitive agreement to purchase Nursefinders, Inc., (dba Medfinders). This acquisition marks yet another strategic milestone for us. Combining Medfinders, a leading national provider of clinical workforce managed services programs, nurse per diem staffing, physician locums and search, and travel allied staffing with AMN improves our ability to deliver an innovative, total solution to our diverse client base. Medfinders has also been developing a successful home healthcare division, which will enable AMN to achieve another long-term strategic goal of expanding into this important and growing patient care segment.

You will be hearing a lot more about the acquisition, integration plan and our more diverse sales strategy as we move toward closing the transaction during the third quarter.

As you can imagine, many leaders and team members have been working extremely hard to make this acquisition possible and I want to thank them again for their contributions to get us to this point. We do, however, have more work to do as we complete additional diligence before closing and as we begin the integration planning process; so I want to thank all of you who will be contributing to this endeavor in advance for what I know will be a rewarding, but busy next several months. We look forward to keeping you all posted as we reach milestones in this process.

To read more, including detailed FAQs, go to Connections at http://intranet/Pages/home.aspx.

Susan

Susan Nowakowski

President & CEO

AMN Healthcare, Inc. (NYSE: AHS)

Direct: (858) 509-3545

Cell: (800) 282-0327

Fax: (877) 282-0384

Email: susan.nowakowski@amnhealthcare.com

Important Information

AMN Healthcare intends to file a proxy statement and other relevant materials with the SEC to obtain shareholder approval of (i) the convertibility of the preferred stock to be issued to Medfinders’ shareholders in the acquisition into shares of AMN Healthcare common stock and (ii) the voting rights of such preferred stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by AMN Healthcare with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from AMN Healthcare’s website at www.amnhealthcare.com or by writing to: AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, Attention: Investor Relations.

AMN Healthcare and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of AMN Healthcare in connection with the Stockholder Approval. Information regarding AMN Healthcare’s directors and executive officers is included in AMN Healthcare’s definitive proxy statement for its 2010 annual meeting of stockholders held on April 14, 2010, which was filed with the SEC on March 12, 2010. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.